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                                  EXHIBIT 99.1

Press Release Announcing Anat Bird As New President and Chief Executive Officer.


                 CALIFORNIA COMMUNITY BANCSHARES NAMES ANAT BIRD
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER


SAN FRANCISCO, CA., February 26, 2001 -- California Community Bancshares, Inc. ("CCB") has named nationally recognized bank executive and financial services industry expert Anat Bird as President and Chief Executive Officer. Bird will also be appointed to the Board of Directors of CCB.

"Anat Bird has a proven track record of developing a sales and service culture to enhance revenue and profitability. Her broad experience, intelligence, enthusiasm and hands-on operating style will be significant assets for growing CCB to a multibillion dollar enterprise", said Chairman Richard Decker.

Bird's most recent experience was at Wells Fargo Bank, one of the most highly regarded financial services companies in the United States. Since 1997, she has been head of Wells Fargo Bank's Northern California Region, which has $8 billion in assets, over 2,000 employees, and 140 branches. Under her leadership, this region has reversed a lackluster record and become one of the bank's top performing divisions.

Prior to coming to Northern California, Bird was head of the Minneapolis Region for Norwest Bank, which purchased Wells Fargo Bank. At that time, this region had $8 billion in assets and 60 branches.

Prior to Norwest, Bird was Chief Operating Officer of Roosevelt Financial Group, a $9 billion financial institution based near St. Louis, Missouri. Roosevelt Financial Group was acquired by Mercantile Bancorporation, after a 65% increase in earnings multiple during Bird's two year tenure. In addition, Bird was Managing Director, Chief Financial Officer and Treasurer of Bay Loan and Investment Bank, a subsidiary of Colonial Penn Group in Philadelphia. Bird also founded and operated her own New York based firm, SCB Forums, Ltd., which provided consulting services to financial institutions.

In her more than 20 years experience, she has also served as National Director of the Financial Services Consulting Group at BDO Seidman, as National Director of Bank Consulting for Arthur Young & Company, and Managing Director of Marine Midland Bank.

As a leading authority on technology and sales culture development, Bird is a recognized expert on "Super Community Banking", a term she authored. A Super Community Bank combines the personalized service of a community bank with the efficiencies of centralized operations.

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A regular columnist for the American Banker, Bird is the author of five books and more than 350 articles.

After receiving a B.A. in international relations and an M.A. in international relations and psychology from Hebrew University (Jerusalem), she moved to the United States and received an M.B.A. in finance from American University (Washington D. C.) and a diploma in corporate strategic planning from The Wharton School (Philadelphia).

California Community Bancshares is dedicated to creating value for three primary constituencies - shareholders, customers and teammembers. "I am thrilled to join the California Community Bancshares team, " said Bird. "The markets we serve offer tremendous opportunities for relationship-oriented financial services companies, and CCB is well positioned to capture these opportunities with flawless execution of a needs-based, relationship oriented delivery strategy."

"CCB's subsidiary banks are already known for their strong credit quality," stated Ronald Bachli, outgoing President & CEO of CCB, who will remain on the board of directors. "Under Anat Bird's leadership, we will be committed to grow CCB both internally and through a targeted acquisition program. In addition to her many other outstanding qualities, Anat has significant experience in integrating the cultures of acquired institutions. Anat is well qualified to help us achieve our goal of building a valuable statewide franchise while growing shareholder value."

Bird, her husband Dick and their children make their home near Sacramento in Granite Bay, California. She still considers her six children the proudest achievement of her life.

California Community Bancshares is a $1.2 billion multi-bank holding company with 35 branches in the state's highest growth markets. CCB has three wholly-owned subsidiaries: Bank of Orange County headquartered in Orange, Placer Sierra Bank headquartered in Auburn, and Sacramento Commercial Bank.

For additional information, contact:                 Richard W. Decker, Jr.
                                                     (415) 434-1236